Exhibit 99

           ConocoPhillips Third-Quarter 2006 Interim Update

    HOUSTON--(BUSINESS WIRE)--Oct. 3, 2006--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the third quarter of 2006. The market indicators and company estimates may differ considerably from the company's actual results scheduled to be reported on October 25, 2006.

    Highlights - Third-Quarter 2006 vs. Second-Quarter 2006

     -- Exploration and Production

         -- Crude oil prices similar to second quarter.

         -- Lower U.S. natural gas prices.

         -- Lower worldwide production.

         -- Results negatively impacted by recent tax legislation and revised depreciation, depletion and amortization rates.

     -- Refining and Marketing

         -- Significantly lower worldwide refining margins.

         -- Significantly higher worldwide marketing margins.

         -- Improved refining capacity utilization rate in the mid-90-percent range.

         -- Significantly lower turnaround activity.

         -- Loss from impairment of certain assets held for sale.

     -- LUKOIL Investment

         -- Ownership of approximately 19 percent at quarter end.

     -- Midstream and Chemicals

         -- Midstream and Chemicals results expected to be improved from the previous quarter.

     -- Corporate and Other

         -- Corporate expenses anticipated to be lower than the previous quarter.

         -- Debt balance of approximately $27.8 billion.

         -- Benefit from hurricane-related insurance impacts.

    Exploration and Production (E&P)

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.

Market Indicators
                                                   3Q 2006
                                                     vs.
                               3Q 2006   2Q 2006   2Q 2006   3Q 2005
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Dated Brent ($/bbl)              $69.49    $69.62    $(0.13)  $61.54
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WTI ($/bbl)                       70.38     70.40     (0.02)   63.05
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ANS USWC ($/bbl)                  68.95     68.78      0.17    60.79
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Henry Hub first of month
 ($/mmbtu)                         6.58      6.80     (0.22)    8.53
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                                                       Source: Platts

    Third-quarter production on a barrel-of-oil equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is expected to be approximately five percent lower than the previous quarter. More than half of the decrease was associated with the partner-operated Prudhoe Bay oil field in Alaska. Planned seasonal maintenance in the United Kingdom and Venezuela also contributed to the third-quarter decline in production.

    During the third quarter, the United Kingdom enacted higher income tax rates retroactive to the beginning of the year. A charge of approximately $440 million, including $270 million related to the revaluation of deferred taxes and $170 million related to the company's operations for the first nine months of 2006, is expected to be recorded in the third quarter.

    Also during the third quarter, the state of Alaska enacted new production tax legislation retroactive to April 1, 2006. A third-quarter, after-tax charge of approximately $180 million is anticipated related to the company's operations for the second and third quarters of 2006.

    While the purchase price allocated to properties, plants and equipment has not changed materially, the application of purchase accounting for the Burlington Resources acquisition at the operating-area level affects the mix of depreciation, depletion and amortization (DD&A) rates and the timing of expense. As a result, third-quarter DD&A is expected to be $170 million (before-tax) higher than second quarter, reflecting the effect for the second and third quarters of 2006.

    Exploration expenses are expected to be approximately $215 million before-tax for the quarter.

    Refining and Marketing (R&M)

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. The company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below. In addition, marketing margins may differ significantly from the U.S. wholesale gasoline marketing indicator due to the product mix, distribution channel and location of the company's refined product sales.

Market Indicators ($/bbl)
                                                   3Q 2006
                                                     vs.
                               3Q 2006   2Q 2006   2Q 2006   3Q 2005
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Refining Margins
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    East Coast WTI 3:2:1         $10.54    $15.21    $(4.67)  $14.81
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    Gulf Coast WTI 3:2:1          11.00     17.26     (6.26)   17.42
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    Mid-Continent WTI 3:2:1       17.75     19.60     (1.85)   17.06
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    West Coast ANS 3:2:1          21.70     32.47    (10.77)   26.61
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    Weighted U.S. 3:2:1           14.86     20.39     (5.53)   18.51
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    NW Europe Dated Brent
     3:1:2                        14.18     15.20     (1.02)   16.53
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WTI/Maya Differential (trading
 month)                           14.87     15.69     (0.82)   15.48
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U.S. Wholesale Gasoline
 Marketing                         5.75      1.83      3.92     0.70
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                             Source: Platts, Lundberg Survey and OPIS

    Worldwide refining margins for the third quarter are expected to be significantly lower than the second quarter, as indicated in the table above. Worldwide marketing margins are expected to be significantly higher than the second quarter. Turnaround activity decreased in the third quarter with costs expected to be approximately $40 million before-tax. The company's average crude oil refining capacity utilization rate for the third quarter is expected to be in the mid-90-percent range.

    Although the company continues to expect the previously announced asset rationalization program to result in an overall net gain to the company, R&M expects to record an impairment of approximately $250 million after-tax in the third quarter related to assets held for sale.

    Corporate and Other

    The company expects corporate expenses to be lower, reflecting favorable foreign currency impacts in the third quarter compared to negative foreign currency impacts in the second quarter.

    The company's debt balance is expected to be approximately $27.8 billion at the end of the third quarter. The number of weighted-average diluted shares outstanding during the third quarter is expected to be 1,676 million shares.

    During the third quarter, the company expects to benefit from hurricane-related insurance impacts of approximately $170 million before-tax. The anticipated benefit primarily impacts the company's R&M segment.

    The company's effective tax rate for the third quarter is expected to be approximately 50 percent, reflecting the impact of recently enacted tax legislation in the United Kingdom.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. The statements in this update are based on activity from operations for the first two months of the third quarter of 2006 and include estimated results for September and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the third quarter of 2006 on October 25, 2006, may differ materially from the estimates given in this update.

    Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "includes Syncrude," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips